Exhibit 4.5

Condensed Combined Financial Statements

of Granite Real Estate Investment Trust

and Granite REIT Inc.

For the three and nine months ended September 30, 2023 and 2022

Condensed Combined Balance Sheets

(Canadian dollars in thousands)

(Unaudited)

As at	Note	September 30, 2023	December 31, 2022

ASSETS

Non-current assets:

Investment properties	4	$8,898,540	$8,839,571

Acquisition deposits		–	8,487

Deferred tax assets		623	629

Fixed assets, net		3,363	4,037

Derivatives	8(c)	128,366	151,855

Other assets	6	2,668	2,181

		9,033,560	9,006,760

Current assets:

Assets held for sale	5	–	41,182

Loan receivable	7	–	69,186

Accounts receivable		10,618	12,176

Income taxes receivable		907	1,288

Prepaid expenses and other		12,436	14,681

Cash and cash equivalents	16(d)	158,307	135,081

Total assets		$9,215,828	$9,280,354

LIABILITIES AND EQUITY

Non-current liabilities:

Unsecured debt, net	8(a),8(b)	$2,685,384	$2,583,930

Derivative	8(c)	8,139	6,391

Long-term portion of lease obligations	10	32,407	32,977

Deferred tax liabilities		538,284	557,391

		3,264,214	3,180,689

Current liabilities:

Unsecured debt, net	8(b)	399,946	399,707

Derivative	8(c)	1,094	7,076

Secured debt	9	–	51,373

Deferred revenue	11	18,094	17,358

Accounts payable and accrued liabilities	11	101,474	114,775

Distributions payable	12	16,992	16,991

Short-term portion of lease obligations	10	771	746

Income taxes payable		11,516	11,292

Total liabilities		3,814,101	3,800,007
Equity:

Stapled unitholders’ equity	13	5,395,531	5,475,375

Non-controlling interests		6,196	4,972

Total equity		5,401,727	5,480,347

Total liabilities and equity		$9,215,828	$9,280,354

Commitments and contingencies (note 19)

See accompanying notes

Granite REIT 2023 Third Quarter Report    71

Condensed Combined Statements of Net Income (Loss)

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2023	2022	2023	2022

Rental revenue	14(a)	$131,462	$111,605	$391,403	$ 329,965

Property operating costs	14(b)	22,290	17,663	66,219	52,021

Net operating income		109,172	93,942	325,184	277,944

General and administrative expenses	14(c)	8,402	6,461	31,976	20,921

Depreciation and amortization		310	419	946	1,174

Interest income		(1,221)	(119)	(3,313)	(520)

Interest expense and other financing costs	14(d)	18,831	12,688	55,827	34,279

Foreign exchange losses (gains), net		153	(634)	655	(427)

Fair value losses (gains) on investment properties, net	4,5	53,200	229,151	139,747	(10,193)

Fair value losses (gains) on financial instruments, net	14(e)	2,520	(1,367)	1,869	(9,301)

Loss on sale of investment properties	5	891	–	1,496	676

Income (loss) before income taxes		26,086	(152,657)	95,981	241,335

Income tax recovery	15	(8,071)	(59,409)	(10,513)	(40,812)

Net income (loss)		$34,157	$(93,248)	$106,494	$ 282,147

Net income (loss) attributable to:

Stapled unitholders		$33,126	$(93,261)	$105,344	$ 282,110

Non-controlling interests		1,031	13	1,150	37

		$34,157	$(93,248)	$106,494	$ 282,147

See accompanying notes

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Condensed Combined Statements of Comprehensive Income

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2023	2022	2023	2022

Net income (loss)		$34,157	$(93,248)	$106,494	$ 282,147

Other comprehensive income (loss):

Foreign currency translation adjustment(1)		81,773	295,943	(18,576)	241,434

Unrealized (loss) gain on net investment hedges, including income taxes of nil(1)	8(c)	(33,825)	1,654	(16,721)	103,798
Total other comprehensive income (loss)		47,948	297,597	(35,297)	345,232
Comprehensive income		$82,105	$204,349	$71,197	$ 627,379
(1) Items that may be reclassified subsequently to net income (loss) if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective.
Comprehensive income attributable to:

Stapled unitholders		$80,985	$204,173	$70,145	$ 627,226

Non-controlling interests		1,120	176	1,052	153
		$82,105	$204,349	$71,197	$ 627,379

See accompanying notes

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Condensed Combined Statements of Unitholders’ Equity

(Canadian dollars in thousands)

(Unaudited)

Nine Months Ended September 30, 2023

	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1,2023	63,708	$3,347,822	$11,601	$1,702,420	$413,532	$5,475,375	$4,972	$5,480,347

Net income	–	–	–	105,344	–	105,344	1,150	106,494

Other comprehensive loss	–	–	–	–	(35,199)	(35,199)	(98)	(35,297)

Distributions (note 12)	–	–	–	(152,984)	–	(152,984)	(31)	(153,015)

Contributions from non-controlling interests	–	–	–	–	–	–	203	203

Units issued under the stapled unit plan (note 13(a))	36	2,995	–	–	–	2,995	–	2,995

As at September 30, 2023	63,744	$3,350,817	$11,601	$1,654,780	$378,333	$5,395,531	$6,196	$5,401,727

Nine Months Ended September 30, 2022

	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2022	65,694	$3,444,418	$53,326	$1,748,958	$71,951	$5,318,653	$2,881	$5,321,534

Net income	–	–	–	282,110	–	282,110	37	282,147

Other comprehensive income	–	–	–	–	345,116	345,116	116	345,232

Distributions (note 12)	–	–	–	(152,349)	–	(152,349)	(30)	(152,379)

Contributions from non-controlling interests	–	–	–	–	–	–	2,837	2,837

Disposition of non-controlling interests	–	–	–	–	–	–	(1,412)	(1,412)

Units issued under the stapled unit plan (note 13(a))	41	3,881	–	–	–	3,881	–	3,881

Stapled units issued, net of issuance costs (note 13(c))	136	13,115	–	–	–	13,115	–	13,115

Units repurchased for cancellation (note 13(b))	(1,144)	(60,095)	(26,330)	–	–	(86,425)	–	(86,425)

As at September 30, 2022	64,727	$3,401,319	$26,996	$1,878,719	$417,067	$5,724,101	$4,429	$5,728,530

See accompanying notes

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Condensed Combined Statements of Cash Flows

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2023	2022	2023	2022

OPERATING ACTIVITIES

Net income (loss)		$34,157	$(93,248)	$106,494	$282,147

Items not involving operating cash flows	16(a)	44,654	165,349	126,763	(67,885)

Current income tax expense	15(a)	2,184	1,874	6,641	5,813

Income taxes paid		(1,447)	(11,358)	(6,281)	(14,896)

Interest expense		18,594	12,446	53,710	33,397

Interest paid		(12,511)	(6,573)	(47,670)	(30,277)

Changes in working capital balances	16(b)	(354)	9,784	(2,519)	3,668

Cash provided by operating activities		85,277	78,274	237,138	211,967

INVESTING ACTIVITIES

Investment properties:

Acquisitions, deposits and transactions costs, net	3	(137)	(100,824)	(103,388)	(493,366)

Working capital acquired on acquisition		–	6,748	–	6,748

Proceeds from disposal, net	5	19,684	–	43,782	63,933

Leasing costs paid		(561)	(2,829)	(3,603)	(5,513)

Tenant allowances paid		(482)	(399)	(2,142)	(417)

Additions to income-producing properties		(10,922)	(23,509)	(60,586)	(34,430)

Additions to properties under development		(14,794)	(44,256)	(57,919)	(164,992)

Construction funds (in) released from escrow		(82)	(896)	4,805	(3,981)

Loan receivable (advances) repayment, net	7	–	(13,609)	69,262	(42,865)

Fixed asset additions, net		(38)	(234)	(155)	(793)

Cash used in investing activities		(7,332)	(179,808)	(109,944)	(675,676)

FINANCING ACTIVITIES

Monthly distributions paid		(51,002)	(50,686)	(152,983)	(152,598)

Proceeds from unsecured term loan, net of financing costs	8(b)	102,117	527,486	102,117	527,486

Proceeds from unsecured credit facility draws		–	41,154	90,234	254,804

Repayment of unsecured credit facility draws		(91,254)	(264,060)	(91,254)	(264,060)

Settlement of cross currency interest rate swap	8(c)	–	–	–	(6,563)

Proceeds from secured debt	9	–	10,825	5,634	42,658

Repayment of secured debt	9	–	–	(56,234)	–

Repayment of lease obligations	10	(166)	(173)	(537)	(587)

Financing costs paid		–	–	(917)	–

Distributions to non-controlling interests		–	–	(31)	(30)

Proceeds from stapled unit offerings, net of issuance costs	13(c)	–	–	–	13,115

Repurchase of stapled units	13(b)	–	(56,499)	–	(86,425)

Cash (used in) provided by financing activities		(40,305)	208,047	(103,971)	327,800

Effect of exchange rate changes on cash and cash equivalents		1,503	10,188	3	7,697

Net increase (decrease) in cash and cash equivalents during the period		39,143	116,701	23,226	(128,212)

Cash and cash equivalents, beginning of period		119,164	157,600	135,081	402,513

Cash and cash equivalents, end of period		$158,307	$274,301	$158,307	$274,301

See accompanying notes

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Notes to Condensed Combined Financial Statements

(All amounts in thousands of Canadian dollars unless otherwise noted)

(Unaudited)

1. NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust (“Granite REIT”) and one common share of Granite REIT Inc. (“Granite GP”). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 as subsequently amended and restated on June 9, 2022. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together “Granite” or the “Trust”) are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is 1133 Melville Street, Suite 3500, The Stack, Vancouver, British Columbia, V6E 4E5, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of logistics, warehouse and industrial properties in North America and Europe.

These condensed combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on November 8, 2023.

2. MATERIAL ACCOUNTING POLICY INFORMATION

(a)	Basis of Presentation and Statement of Compliance

The condensed combined financial statements for the three and nine month periods ended September 30, 2023 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”). These interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements, which were prepared in accordance with International Financial Reporting Standards (“IFRS”), and should be read in conjunction with the Trust’s annual financial statements as at and for the year ended December 31, 2022.

(b)	Combined Financial Statements and Basis of Consolidation

76    Granite REIT 2023 Third Quarter Report

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)	Accounting Policies

The condensed combined financial statements have been prepared using the same accounting policies as were used for the Trust’s annual combined financial statements and the notes thereto for the year ended December 31, 2022. As a result of the adoption of the amendments to IAS 1, Presentation of Financial Statements, effective for annual periods beginning on or after January 1, 2023, there was no adjustment to the presentation or amounts recognized in the condensed combined financial statements.

(d)	Future Accounting Policy Changes

As at September 30, 2023, there is no new accounting standard with a material effect issued but not yet applicable to the condensed combined financial statements.

3. ACQUISITIONS

During the nine month periods ended September 30, 2023 and 2022, Granite made the following property acquisitions:

Acquisitions During The Nine Months Ended September 30, 2023

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost

Income-producing properties:

10144 Veterans Dr.	Avon, USA	March 30, 2023	$72,806	$128	$72,934

10207 Veterans Dr.	Avon, USA	March 30, 2023	34,089	102	34,191

			$106,895	$230	$107,125

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Acquisitions During The Nine Months Ended September 30, 2022

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost

Income-producing properties:

Georg-Beatzel Straße 15	Wiesbaden, Germany	February 3, 2022	$62,033	$3,919	$65,952

Raiffeisenstraße 28-32	Korbach, Germany	February 3, 2022	60,295	3,819	64,114

In der Langen Else 4	Erfurt, Germany	February 3, 2022	17,636	1,225	18,861

10566 Gateway Pt.	Clayton, IN	April 14, 2022	121,258	98	121,356

2128 Gateway Pt.	Clayton, IN	April 14, 2022	57,886	105	57,991

102 Parkshore Dr.	Brampton, ON	May 24, 2022	20,850	696	21,546

195 Steinway Blvd.	Etobicoke, ON	May 26, 2022	17,700	1,266	18,966

Swaardvenstraat 75	Tilburg, Netherlands	July 1, 2022	102,141	185	102,326

			459,799	11,313	471,112

Property under development:

905 Belle Ln.	Bolingbrook, IL	May 5, 2022	14,516	87	14,603

Development land:

161 Markel Dr.	Brant County, ON	August 19, 2022	6,368	210	6,578

			$480,683	$11,610	$492,293

During the nine month period ended September 30, 2023, transaction costs of $0.2 million (2022 – $11.6 million), which included legal and advisory costs (2022 – land transfer taxes, legal and advisory costs), were first capitalized to the cost of the respective properties and then subsequently expensed to net fair value losses (gains) on investment properties on the condensed combined statements of net income (loss) as a result of measuring the properties at fair value.

4. INVESTMENT PROPERTIES

As at	September 30, 2023	December 31, 2022

Income-producing properties	$8,741,541	$8,486,105

Properties under development	111,208	272,504

Land held for development	45,791	80,962

	$8,898,540	$8,839,571

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Changes in investment properties are shown in the following table:

	Nine months ended September 30, 2023			Year Ended December 31, 2022
	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Properties under development	Land held for development

Balance, beginning of period	$8,486,105	$272,504	$80,962	$7,727,368	$162,817	$80,973

Maintenance or improvements	6,808	–	–	9,680	–	–

Leasing costs	3,855	1,577	–	10,153	–	–

Tenant allowances	2,858	47	–	574	–	–

Developments or expansions	40,029	50,947	1,442	43,940	228,099	2,853

Acquisitions (note 3)	107,125	–	–	471,112	14,603	6,578

Transfer to properties under development	–	50,007	(50,007)	–	17,549	(17,549)

Transfer to income-producing properties	288,979	(288,979)	–	223,040	(223,040)	–

Amortization of straight-line rent	13,595	–	–	10,591	–	–

Amortization of tenant allowances	(3,316)	–	–	(4,149)	–	–

Other changes	106	1	6	374	21	14

Fair value (losses) gains, net	(183,262)	26,506	13,382	(285,127)	56,536	6,929

Foreign currency translation, net	(21,341)	(1,402)	6	321,078	15,919	1,164

Classified as assets held for sale (note 5)	–	–	–	(42,529)	–	–

Balance, end of period	$8,741,541	$111,208	$45,791	$8,486,105	$272,504	$80,962

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values were primarily determined by using a 10-year cash flow and subsequent reversionary value discounted back to present value. The fair values of properties under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The valuation metrics utilized to derive the Trust’s investment property valuations are determined by management. The Trust does not value its investment properties based on models prepared by external appraisers but uses such external appraisals as data points, alongside other external market information for management to arrive at its own conclusions on values. Management receives valuation assumptions from external appraisers such as discount rates, terminal capitalization rates and market rental rates, however, the Trust also considers its knowledge of historical renewal experiences with its tenants, its understanding of certain specialized aspects of the Trust’s portfolio and tenant profile, and its knowledge of the current condition of the properties to determine proprietary market leasing assumptions, including lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the period.

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Included in investment properties as at September 30, 2023 is $62.2 million (December 31, 2022 – $48.6 million) of net straight-line rent receivables arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 19).

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at	September 30, 2023			December 31, 2022(1)
	Weighted average(2)	Maximum	Minimum	Weighted average(2)	Maximum	Minimum

Canada
Discount rate	6.51%	7.50%	5.75%	6.26%	7.25%	5.25%

Terminal capitalization rate	5.37%	6.50%	4.75%	5.19%	6.50%	4.25%

United States

Discount rate	7.00%	10.50%	6.15%	6.45%	10.25%	5.50%

Terminal capitalization rate	5.99%	9.25%	5.15%	5.57%	9.25%	4.75%

Germany

Discount rate	6.98%	9.50%	5.70%	6.48%	11.00%	4.90%

Terminal capitalization rate	5.98%	8.75%	4.70%	5.50%	10.00%	4.30%

Austria

Discount rate	8.68%	9.90%	8.15%	8.59%	9.90%	8.15%

Terminal capitalization rate	7.40%	8.25%	6.75%	7.32%	7.90%	6.75%

Netherlands

Discount rate	6.17%	7.65%	5.40%	5.43%	6.85%	4.75%

Terminal capitalization rate	6.41%	9.00%	5.75%	5.73%	8.50%	5.00%

Total

Discount rate	6.98%	10.50%	5.40%	6.50%	11.00%	4.75%

Terminal capitalization rate	6.03%	9.25%	4.70%	5.66%	10.00%	4.25%

(1)	Excludes assets held for sale (note 5).

(2)	Weighted based on income-producing property fair value.

5. ASSETS HELD FOR SALE AND DISPOSITIONS

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Assets Held for Sale

At September 30, 2023, there were no investment properties classified as assets held for sale. At December 31, 2022, two income-producing properties located in Canada and the United States, having a total fair value of $41.2 million, were classified as assets held for sale.

Dispositions

During the nine month period ended September 30, 2023, Granite disposed of two income-producing properties located in Canada and the United States. The details of the disposed properties are as follows:

Property	Location	Date disposed	Sale price

50 Casmir Ct.	Concord, Canada	August 15, 2023	$20,575

4701 S. Cowan Rd.	Muncie, USA	March 15, 2023	24,703

			$45,278

During the nine month period ended September 30, 2022, Granite disposed of two income-producing properties and one piece of land located in Poland and the Czech Republic for gross proceeds totaling $66.0 million.

During the three and nine month periods ended September 30, 2023, Granite incurred $0.9 million (2022 – nil) and $1.5 million (2022 – $0.7 million), respectively, of broker commissions and legal and advisory costs associated with the disposals which are included in loss on sale of investment properties on the condensed combined statements of net income (loss).

The following table summarizes the fair value changes in properties classified as assets held for sale:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022

Balance, beginning of period	$41,182	$64,612

Fair value gains, net	3,627	1,934

Foreign currency translation, net	469	(1,877)

Other changes	–	5

Disposals	(45,278)	(66,021)

Classified as assets held for sale	–	42,529

Balance, end of period	$–	$41,182

6. OTHER ASSETS

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As at	September 30, 2023	December 31, 2022

Deferred financing costs associated with the revolving credit facility	$2,404	$1,890

Long-term receivables	264	291

	$2,668	$2,181

7. LOAN RECEIVABLE

In conjunction with the closing of the acquisition of two industrial properties in Avon, United States, on March 30, 2023 (note 3), the loan receivable made to the developer of the properties with an outstanding balance of $76.8 million (US$56.4 million) was repaid. As at December 31, 2022, the loan balance was $69.2 million (US$51.1 million).

8. UNSECURED DEBT AND RELATED DERIVATIVES

(a)	Unsecured Revolving Credit Facility

On March 3, 2023, the Trust amended its existing unsecured revolving credit facility (the ‘‘Credit Facility’’) to extend the maturity date for a new five-year term to March 31, 2028, with a limit of $1.0 billion. The Trust also amended the benchmark rates from the London Interbank Offered Rate (“LIBOR”) to the Secured Overnight Financing Rate (“SOFR”), including a fixed spread for the basis difference between LIBOR and SOFR, for US dollar denominated draws and from LIBOR to the Euro Interbank Offered Rate (“EURIBOR”) for Euro denominated draws. Such amendments to the benchmark rates resulted in no economic impact to Granite’s borrowing rates. As it is anticipated that the administrator of the Canadian Dollar Offered Rate (“CDOR”) will cease publication of CDOR by June 28, 2024 and the Canadian financial benchmark will be replaced by the Canadian Overnight Repo Rate Average (“CORRA”), the Trust’s Credit Facility contains fallback provisions to transition from CDOR to CORRA for Canadian dollar denominated draws when CDOR is discontinued.

Draws on the Credit Facility are available by way of Canadian dollar, US dollar or Euro denominated loans or Canadian dollar or US dollar denominated letters of credit. The Credit Facility provides Granite the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $500.0 million with the consent of the participating lenders. As at September 30, 2023, the Trust had no amount drawn (December 31, 2022 – nil) from the Credit Facility and $2.9 million (December 31, 2022 – $3.5 million) in letters of credit issued against the Credit Facility.

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(b)	Unsecured Debentures and Term Loans, Net

As at		September 30, 2023		December 31, 2022
	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding

2023 Debentures	November 30, 2023	$399,946	$400,000	$399,707	$400,000

2027 Debentures	June 4, 2027	498,386	500,000	498,057	500,000

2028 Debentures	August 30, 2028	498,096	500,000	497,806	500,000

2030 Debentures	December 18, 2030	497,841	500,000	497,616	500,000

2024 Term Loan	December 19, 2024	250,227	250,416	250,088	250,351

2025 Term Loan	September 15, 2025	540,988	541,440	540,677	541,300

September 2026 Term Loan	September 8, 2026	100,103	100,276	–	–

December 2026 Term Loan	December 11, 2026	299,743	300,000	299,686	300,000

		$3,085,330	$3,092,132	$2,983,637	$2,991,651

(1)

The amounts outstanding are net of deferred financing costs and, in the case of the term loans, debt modification losses. The deferred financing costs and debt modification losses are amortized using the effective interest method and are included in interest expense.

As at	September 30, 2023	December 31, 2022

Unsecured Debentures and Term Loans, Net

Non-current	$2,685,384	$2,583,930

Current	399,946	399,707
	$3,085,330	$2,983,637

2024 Term Loan

Interest on drawn amounts of the 2024 Term Loan is calculated based on LIBOR plus an applicable margin determined by reference to the external credit rating of Granite LP. As the Federal Reserve Board discontinued the publication of the US dollar LIBOR benchmark rates on June 30, 2023 and replaced it with SOFR, on April 19, 2023, Granite amended the 2024 Term Loan and 2024 Cross Currency Interest Rate Swap to update the benchmark rates in these agreements from LIBOR to SOFR, including a fixed spread for the basis difference between LIBOR and SOFR, without any economic impact or change to Granite’s risk management strategy.

September 2026 Term Loan

On September 7, 2023, Granite LP entered into and fully drew upon a €70.0 million senior unsecured non-revolving term facility that matures on September 8, 2026 (the “September 2026 Term Loan”). The September 2026 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed. Interest on drawn amounts is calculated based on EURIBOR plus an applicable margin and is payable monthly in arrears. Deferred financing costs of $0.2 million were incurred and are recorded as a reduction against the principal owing.

December 2026 Term Loan

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On December 12, 2018, Granite LP entered into and fully drew upon a $300.0 million senior unsecured non-revolving term facility that originally matured on December 12, 2025. On November 27, 2019, Granite refinanced the $300.0 million term facility and extended the maturity date one year to December 11, 2026 (the “December 2026 Term Loan”). The December 2026 Term Loan is fully prepayable without penalty. Interest on drawn amounts of the December 2026 Term Loan is calculated based on CDOR plus an applicable margin determined by reference to the external credit rating of Granite LP. As a result of the anticipated cessation of the publication of CDOR by June 28, 2024 and the Canadian financial benchmark being replaced by CORRA, Granite intends to amend the December 2026 Term Loan and December 2026 Cross Currency Interest Rate Swap before the end of June 2024 to update the benchmark rates in these agreements from CDOR to CORRA without any economic impact.

(c) Derivatives

As at								September 30, 2023	December 31, 2022
	Notional amount to be paid		Interest payment rate	Notional amount to be received		Interest receipt rate	Maturity date	Fair value assets (liabilities)	Fair value assets (liabilities)

2023 Cross Currency Interest Rate Swap	281,100	EUR	2.430%	400,000	CAD	3.873%	Nov. 30, 2023	$(1,094)	$(7,076)

2024 Cross Currency Interest Rate Swap	168,200	EUR	0.522%	185,000	USD	SOFR plus margin (4)	Dec. 19, 2024	23,212	24,891

2025 Interest Rate Swap (1)	–	–	5.016%	–	–	SOFR plus margin	Sept. 15, 2025	12,643	5,244

September 2026 Interest Rate Swap (2)	–	–	4.333%	–	–	EURIBOR plus margin	Sept. 8, 2026	334	–

December 2026 Cross Currency Interest Rate Swap	205,500	EUR	1.355%	300,000	CAD	CDOR plus margin	Dec. 11, 2026	38,632	39,264

2027 Cross Currency Interest Rate Swap	370,300	USD	2.964%	500,000	CAD	3.062%	June 4, 2027	1,602	8,123

2028 Cross Currency Interest Rate Swap	119,100	USD	2.096%	150,000	CAD	2.194%	Aug. 30, 2028	(8,139)	(6,391)

2028 Cross Currency Interest Rate Swap (3)	242,100	EUR	0.536%	350,000	CAD	2.194%	Aug. 30, 2028	9,272	19,450

2030 Cross Currency Interest Rate Swap	319,400	EUR	1.045%	500,000	CAD	2.378%	Dec. 18, 2030	42,671	54,883

								$119,133	$138,388
(1)

On September 15, 2022, Granite LP entered into a float to fixed interest rate swap (the “2025 Interest Rate Swap”) to exchange the floating SOFR portion of the interest payments of the 2025 Term Loan for fixed interest payments resulting in an all-in fixed interest rate of 5.016%.

(2)

On September 8, 2023, Granite LP entered into a float to fixed interest rate swap (the “September 2026 Interest Rate Swap”) to exchange the floating EURIBOR portion of the interest payments of the September 2026 Term Loan for fixed interest payments resulting in an all-in fixed interest rate of 4.333%.

(3)

On February 3, 2022, Granite terminated $350.0 million of a total $500.0 million principal of the 2028 Cross Currency Interest Rate Swap and simultaneously entered into a new $350.0 million cross-currency interest rate swap maturing August 30, 2028, to exchange the Canadian dollar denominated principal and interest payments of the 2028 Debentures for Euro denominated payments at a fixed interest rate of 0.536%. Upon termination, Granite paid $6.6 million to settle the mark-to-market liability relating to the $350.0 million principal portion of the 2028 Cross Currency Interest Rate Swap.

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(4)

On April 19, 2023, Granite amended the 2024 Cross Currency Interest Rate Swap to update the benchmark rate in the agreement from LIBOR to SOFR, including a fixed spread for the basis difference between LIBOR and SOFR, without any economic impact or change to Granite’s risk management strategy.

	September 30, 2023	December 31, 2022

Financial assets at fair value
Non-current	$128,366	$151,855
Current	–	–
	$128,366	$151,855

Financial liabilities at fair value
Non-current	$8,139	$6,391
Current	1,094	7,076
	$9,233	$13,467

For the three and nine month periods ended September 30, 2023, the cross currency interest rate swaps, the EUR denominated draws under the Credit Facility, the combination of the 2025 Term Loan and 2025 Interest Rate Swap, and the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap are designated as net investment hedges of the Trust’s investments in foreign operations (“Net Investment Hedges”). The effectiveness of the hedges is assessed quarterly. Gains and losses associated with the effective portion of the hedges are recognized in other comprehensive income (loss). For the three and nine month periods ended September 30, 2023, the Trust has assessed the Net Investment Hedges, except for a portion of the 2024 Cross Currency Interest Rate Swap, a portion of the combination of the 2025 Term Loan and 2025 Interest Rate Swap, and a portion of the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap, to be effective.

For the three and nine month periods ended September 30, 2023, a net fair value loss of $2.4 million and $4.4 million has been recognized in fair value losses (gains) on financial instruments, net (note 14(e)), respectively, in the condensed combined statements of net income (loss), due to ineffectiveness relating to the interest rate portion of certain hedging relationships described above.

The Trust has elected to record the differences resulting from the interest rates associated with the derivatives in the condensed combined statements of net income (loss).

9. SECURED DEBT

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On December 17, 2021, Granite entered into a secured construction loan relating to a development project in Texas, United States, which was substantially completed in January 2023. The loan had a maximum draw amount of $59.9 million (US$44.3 million) and was secured by the property under construction and related land. On June 9, 2023, the loan with an outstanding balance of $56.2 million (US$42.1 million) was repaid with proceeds from the Credit Facility. As at December 31, 2022, the loan balance was $51.4 million (US$38.0 million).

10. LEASE OBLIGATIONS

As at September 30, 2023, the Trust had leases for the use of office space, office and other equipment, and ground leases for the land upon which four income-producing properties in Europe and Canada are situated. The Trust recognized these leases as right-of-use assets and recorded related lease liability obligations.

The present value of future minimum lease payments relating to the right-of-use assets as at September 30, 2023 in aggregate for the next five years and thereafter are as follows:

Remainder of 2023	$160

2024	764

2025	764

2026	760

2027	469

2028 and thereafter	30,261
$33,178

During the three and nine month periods ended September 30, 2023, the Trust recognized $0.4 million (2022 – $0.4 million) and $1.2 million (2022 – $1.2 million) of interest expense, respectively, related to lease obligations (note 14(d)).

11. CURRENT LIABILITIES

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.

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Accounts Payable and Accrued Liabilities

As at	September 30, 2023	December 31, 2022

Accounts payable	$3,807	$11,204

Commodity tax payable	5,441	6,087

Tenant security deposits	7,009	7,257

Employee unit-based compensation	7,683	5,994

Trustee/director unit-based compensation	8,415	6,932

Accrued salaries, incentives and benefits	5,226	6,826

Accrued interest payable	18,778	9,974

Accrued construction costs	15,372	36,659

Accrued professional fees	1,580	1,445

Acquisition related liabilities	271	5,042

Accrued property operating costs	19,535	8,750

Other tenant related liabilities	7,242	5,104

Other accrued liabilities	1,115	3,501
	$101,474	$114,775

12. DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the three month period ended September 30, 2023 were $51.0 million (2022 – $50.4 million) or $0.8000 per stapled unit (2022 – $0.7750 per stapled unit). Total distributions declared to stapled unitholders in the nine month period ended September 30, 2023 were $153.0 million (2022 – $152.3 million) or $2.40 per stapled unit (2022 – $2.32 per stapled unit).

Distributions payable at September 30, 2023 of $17.0 million ($0.2667 per stapled unit), representing the September 2023 monthly distribution, were paid on October 16, 2023. Distributions payable at December 31, 2022 of $17.0 million were paid on January 17, 2023 and represented the December 2022 monthly distribution.

Subsequent to September 30, 2023, the distributions declared in October 2023 in the amount of $17.0 million or $0.2667 per stapled unit will be paid on November 15, 2023.

13. STAPLED UNITHOLDERS’ EQUITY

(a)	Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at September 30, 2023 and December 31,

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2022, there were no options outstanding under this plan.

Director/Trustee Deferred Share Unit Plan

The Trust has two Non-Employee Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee director’s total annual remuneration, at specified levels elected by each director. A reconciliation of the changes in the notional deferred share units (“DSUs”) outstanding is presented below:

	2023		2022
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value

DSUs outstanding, January 1	101	$64.58	85	$58.50

New grants and distributions	16	70.97	11	98.69

DSUs outstanding, September 30	117	$65.47	96	$63.27

Executive Deferred Stapled Unit Plan

The Executive Stapled Unit Plan (the “Restricted Stapled Unit Plan”) of the Trust provides for the issuance of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) and is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the “Participants”). A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2023		2022
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value

RSUs and PSUs outstanding, January 1	123	$ 87.18	128	$ 67.19

New grants and distributions(1)	79	71.85	57	102.02

Forfeited	(2)	82.22	–	88.02

PSUs added by performance factor	27	83.37	27	96.22

Settled in cash	(38)	77.76	(43)	68.03

Settled in stapled units	(36)	77.76	(42)	68.03

RSUs and PSUs outstanding, September 30(2)	153	$ 83.19	127	$ 87.92

(1)	Includes 40.1 RSUs and 34.4 PSUs granted during the nine month period ended September 30, 2023 (2022 – 29.6 RSUs and 22.0 PSUs).
(2)	Total restricted stapled units outstanding at September 30, 2023 include a total of 67.3 RSUs and 85.8 PSUs granted (2022 – 51.2 RSUs and 75.4 PSUs).

The fair value of the outstanding RSUs was $3.5 million at September 30, 2023 and is based on the market price of the Trust’s stapled unit. The fair value is adjusted for changes in the market price of the Trust’s stapled unit and recorded as a liability in the employee unit-based compensation payables (note 11).

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The fair value of the outstanding PSUs was $4.2 million at September 30, 2023 and is recorded as a liability in the employee unit-based compensation payables (note 11). The fair value is calculated using the Monte-Carlo simulation model based on the assumptions below as well as a market adjustment factor based on the total unitholder return of the Trust’s stapled units relative to the S&P/TSX Capped REIT Index.

Grant date	January 1, 2023, January 1, 2022 and January 1, 2021

PSUs outstanding	85,824

Weighted average term to expiry	1.3 years

Average volatility rate	21.1%

Weighted average risk free interest rate	4.9%

The Trust’s unit-based compensation expense (recovery) recognized in general and administrative expenses was:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

DSUs for trustees/directors(1)	$(129)	$(849)	$1,483	$(2,508)

Restricted Stapled Unit Plan for executives and employees	527	(378)	6,996	988

Unit-based compensation expense (recovery)	$398	$(1,227)	$8,479	$(1,520)

Fair value remeasurement (recovery) expense included in the above:

DSUs for trustees/directors	$(526)	$(1,229)	$327	$(3,636)

Restricted Stapled Unit Plan for executives and employees	(677)	(1,318)	3,481	(2,691)

Total fair value remeasurement (recovery) expense	$(1,203)	$(2,547)	$3,808	$(6,327)

(1)	In respect of fees mandated and elected to be taken as DSUs.

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(a) Normal Course Issuer Bid

On May 19, 2023, Granite announced the acceptance by the Toronto Stock Exchange (“TSX”) of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 6,349,296 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 24, 2023 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 23, 2024. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 30,468 stapled units, subject to certain exceptions. Granite has entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 24, 2022 to May 23, 2023.

During the nine month period ended September 30, 2023, there were no stapled unit repurchases under the NCIB. During the nine month period ended September 30, 2022, Granite repurchased 1,143,600 stapled units at an average stapled unit cost of $75.56 for total consideration of $86.4 million, excluding commissions. The difference between the repurchase price and the average cost of the stapled units of $26.3 million was recorded to contributed surplus.

(b) At-The-Market Equity Distribution Program

On November 3, 2021, Granite filed a prospectus supplement to the base shelf prospectus of Granite REIT and Granite GP establishing an at-the-market equity distribution program (the “ATM Program”), in each of the provinces and territories of Canada, that allows it to issue and sell, at its discretion, up to $250.0 million of stapled units to the public, from time to time. Stapled units sold under the ATM Program will be sold at the prevailing market prices at the time of sale when issued, directly through the facilities of the Toronto Stock Exchange or any other recognized marketplace upon which the stapled units are listed or quoted or where the stapled units are traded in Canada.

During the nine month period ended September 30, 2023, there were no stapled units issued under the ATM Program. During the nine month period ended September 30, 2022, Granite issued 136,100 stapled units under the ATM Program at an average stapled unit price of $98.77 for gross proceeds of $13.4 million, and incurred issuance costs of $0.3 million, for net proceeds of $13.1 million. The issuance costs were recorded as a reduction to stapled unitholders’ equity.

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(c) Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at September 30,	2023	2022

Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$306,741	$243,683

Fair value gains on derivatives designated as net investment hedges	71,592	173,384
	$378,333	$417,067
(1)	Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

14. RENTAL REVENUE, RECOVERIES, COSTS AND EXPENSES

(a)	Rental revenue consists of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Base rent	$107,399	$93,978	$317,562	$275,853

Straight-line rent amortization	4,036	1,938	13,595	6,976

Tenant incentive amortization	(1,087)	(1,063)	(3,316)	(3,321)

Property tax recoveries	13,750	10,968	41,456	32,560

Property insurance recoveries	1,646	1,200	4,798	3,672

Operating cost recoveries	5,718	4,584	17,308	14,225

	$131,462	$111,605	$391,403	$329,965

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(b) Property operating costs consist of:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Non-recoverable from tenants:

Property taxes and utilities	$291	$251	$969	$646

Property insurance	164	208	518	568

Repairs and maintenance	120	120	347	288

Property management fees	148	75	306	255

Other	73	152	195	576

	$796	$806	$2,335	$2,333

Recoverable from tenants:

Property taxes and utilities	$15,614	$12,404	$46,351	$35,984

Property insurance	1,856	1,362	5,469	3,939

Repairs and maintenance	2,400	2,019	7,240	6,956

Property management fees	1,422	1,002	3,908	2,698

Other	202	70	916	111

	$21,494	$16,857	$63,884	$49,688

Property operating costs	$22,290	$17,663	$66,219	$52,021
(c) General and administrative expenses consist of:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Salaries, incentives and benefits	$4,498	$4,758	$13,478	$13,730

Audit, legal and consulting	1,105	710	3,403	2,577

Trustee/director fees including distributions, revaluations and expenses(1)	(50)	(787)	1,798	(2,337)

RSU and PSU compensation expense (recovery) including distributions and revaluations(1)	527	(378)	6,996	988

Other public entity costs	653	824	1,923	2,307

Office rents including property taxes and common area maintenance costs	158	82	448	324

Capital tax	358	182	763	565

Information technology costs	608	591	1,879	1,649

Other	652	709	1,697	1,871

	$8,509	$6,691	$32,385	$21,674

Less: capitalized general and administrative expenses	(107)	(230)	(409)	(753)

	$8,402	$6,461	$31,976	$20,921

(1)	For fair value remeasurement expense (recovery) amounts see note 13(a).

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(d)	Interest expense and other financing costs consist of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Interest and amortized issuance costs relating to debentures and term loans	$17,328	$10,694	$51,255	$30,437

Amortization of deferred financing costs and other interest expense and charges	1,585	2,559	5,000	5,005

Interest expense related to lease obligations (note 10)	398	389	1,196	1,154
	$19,311	$13,642	$57,451	$36,596
Less: capitalized interest	(480)	(954)	(1,624)	(2,317)
	$18,831	$12,688	$55,827	$34,279
(e) Fair value losses (gains) on financial instruments, net, consist of:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Foreign exchange collar contracts, net (note 17(a))	$99	$3,439	$(2,522)	$3,184

Derivatives, net (note 8(c))	2,421	(4,806)	4,391	(12,485)

	$2,520	$(1,367)	$1,869	$(9,301)

For the three and nine month periods ended September 30, 2023, the net fair value losses on financial instruments of $2.5 million and $1.9 million, respectively, are comprised of the net fair value loss of $0.1 million and net fair value gain of $2.5 million on foreign exchange collar contracts, respectively, and net fair value losses on derivatives of $2.4 million and $4.4 million, respectively, which are associated with the fair value movements of the 2024 Cross Currency Interest Rate Swap, the combination of the 2025 Term Loan and 2025 Interest Rate Swap, and the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap. The Trust partially employed or did not employ hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value is recognized in fair value losses (gains) on financial instruments, net in the condensed combined statements of net income (loss).

For the three and nine month periods ended September 30, 2022, the net fair value gains on financial instruments of $1.4 million and $9.3 million, respectively, were comprised of the net fair value losses on foreign exchange collar contracts of $3.4 million and $3.2 million, respectively, and net fair value gains on the derivatives of $4.8 million and $12.5 million, respectively, which were associated with the fair value movements of the 2024 Cross Currency Interest Rate Swap and the combination of the 2025 Term Loan and 2025 Interest Rate Swap. The Trust partially employed or did not employ hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value was recognized in fair value losses (gains) on financial instruments, net, in the condensed combined statements of net income (loss).

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15. INCOME TAXES

(a)	The major components of the income tax recovery are:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2023	2022	2023	2022

Current income tax expense	$2,184	$1,874	$6,641	$5,813

Deferred income tax recovery	(10,255)	(61,283)	(17,154)	(46,625)

Income tax recovery	$(8,071)	$(59,409)	$(10,513)	$(40,812)
(b)The effective income tax rate reported in the condensed combined statements of net income (loss) varies from the Canadian statutory rate for the following reasons:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2023	2022	2023	2022

Income (loss) before income taxes	$26,086	$(152,657)	$95,981	$241,335

Expected income taxes at the Canadian statutory tax rate of 26.5% (2022 - 26.5%)	$6,913	$(40,454)	$25,435	$63,954

Income distributed and taxable to unitholders	(16,506)	(26,896)	(43,496)	(94,502)

Net foreign rate differentials	81	5,582	(960)	3,398

Net change in provisions for uncertain tax positions	160	359	1,176	1,100

Net permanent differences	(34)	(42)	203	237

Net effect of change in tax rates	–	–	–	(11,234)

Non-recognition of deferred tax assets	1,032	–	6,825	–

Withholding taxes and other	283	2,042	304	(3,765)

Income tax recovery	$(8,071)	$(59,409)	$(10,513)	$(40,812)

16. DETAILS OF CASH FLOWS

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(a)	Items not involving operating cash flows are shown in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Straight-line rent amortization	$(4,036)	$(1,938)	$(13,595)	$(6,976)

Tenant incentive amortization	1,087	1,063	3,316	3,321

Unit-based compensation expense (recovery) (note 13(a))	398	(1,227)	8,479	(1,520)

Fair value losses (gains) on investment properties, net	53,200	229,151	139,747	(10,193)

Depreciation and amortization	310	419	946	1,174

Fair value losses (gains) on financial instruments, net (note 14(e))	2,520	(1,367)	1,869	(9,301)

Loss on sale of investment properties	891	–	1,496	676

Amortization of issuance costs relating to debentures and term loans	452	429	1,388	1,252

Amortization of deferred financing costs	131	145	403	436

Deferred income tax recovery (note 15(a))	(10,255)	(61,283)	(17,154)	(46,625)

Other	(44)	(43)	(132)	(129)

	$44,654	$165,349	$126,763	$(67,885)

(b) Changes in working capital balances are shown in the following table:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Accounts receivable	$(2,398)	$(629)	$1,499	$(2,573)

Prepaid expenses and other	(18)	(1,213)	(2,559)	(1,101)

Accounts payable and accrued liabilities	4,448	10,104	(2,247)	558

Deferred revenue	(2,386)	1,522	788	6,784

	$(354)	$9,784	$(2,519)	$3,668

(c)	Non-cash investing and financing activities

For the nine month period ended September 30, 2023, 36 thousand stapled units (2022 – 41 thousand stapled units) with a value of $3.0 million (2022 – $3.9 million) were issued under the Restricted Stapled Unit Plan (note 13(a)) and are not recorded in the condensed combined statements of cash flows.

In addition, for the nine month period ended September 30, 2023, the total impact from the foreign currency translations on the secured debt, unsecured debt and related derivatives of $1.5 million loss (2022 – $54.4 million gain) is not recorded in the condensed combined statements of cash flows.

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(d)	Cash and cash equivalents consist of:

As at	September 30, 2023	December 31, 2022

Cash	$117,543	$127,091

Short-term deposits	40,764	7,990
	$158,307	$135,081

17. FAIR VALUE AND RISK MANAGEMENT

(a) Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at September 30, 2023 and December 31, 2022:

As at	September 30, 2023			December 31, 2022
	Carrying Value		Fair Value	Carrying Value		Fair Value

Financial assets

Other assets	$264	(1)	$264	$291	(1)	$291

Derivatives	128,366		128,366	151,855		151,855

Loan receivable	–		–	69,186		69,186

Accounts receivable	10,618		10,618	12,176		12,176

Prepaid expenses and other	96	(2)	96	–		–

Cash and cash equivalents	158,307		158,307	135,081		135,081

	$297,651		$297,651	$368,589		$368,589

Financial liabilities

Unsecured debentures, net	$1,894,269	(3)	$1,658,160	$1,893,186	(3)	$1,672,290

Unsecured term loans, net	1,191,061		1,191,061	1,090,451		1,090,451

Secured debt	–		–	51,373		51,373

Derivatives	9,233	(4)	9,233	13,467	(4)	13,467

Accounts payable and accrued liabilities	101,474		101,474	114,775	(5)	114,775

Distributions payable	16,992		16,992	16,991		16,991

	$3,213,029		$2,976,920	$3,180,243		$2,959,347
(1)	Long-term receivables included in other assets (note 6).
(2)	As at September 30, 2023, foreign exchange collars of $0.1 million included in prepaid expenses and other.
(3)	Balance includes current and non-current portions (note 8(b)).
(4)	Balance includes current and non-current portions (note 8(c)).
(5)	As at December 31, 2022, foreign exchange collars of $2.4 million included in accounts payable and accrued liabilities.

The fair values of the Trust’s loan receivable, accounts receivable, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying

96    Granite REIT 2023 Third Quarter Report

amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivable bears interest at rates comparable to current market rates. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the secured debt and term loans approximate their carrying amounts as the secured debt and term loans bear interest at rates comparable to the current market rates. The fair values of the derivatives and foreign exchange collars are determined using market inputs quoted by their counterparties.

The Trust periodically purchases foreign exchange collars to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At September 30, 2023, the Trust held 9 outstanding foreign exchange collar contracts (December 31, 2022 — 12) with a notional value of US$54.0 million (December 31, 2022 — US$72.0 million) and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. At September 30, 2023, the Trust also held 12 outstanding foreign exchange collar contracts (December 31, 2022 — 18) with a notional value of €24.0 million (December 31, 2022 — €24.0 million) and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the three and nine month periods ended September 30, 2023, the Trust recorded a net fair value loss of $0.1 million (2022 — $3.4 million) and a net fair value gain of $2.5 million (2022 — net fair value loss of $3.2 million), respectively, related to the outstanding foreign exchange collar contracts (note 14(e)). The Trust did not employ hedge accounting for these financial instruments.

(b) Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

Granite REIT 2023 Third Quarter Report    97

As at September 30, 2023	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value

Investment properties (note 4)	$–	$–	$8,898,540

Derivatives (note 8)	–	128,366	–

Foreign exchange collars included in prepaid expenses and other	–	96	–

Liabilities measured or disclosed at fair value

Unsecured debentures, net (note 8)	1,658,160	–	–

Unsecured term loans, net (note 8)	–	1,191,061	–

Derivatives (note 8)	–	9,233	–

Net (liabilities) assets measured or disclosed at fair value	$(1,658,160)	$(1,071,832)	$8,898,540

As at December 31, 2022	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value

Investment properties (note 4)	$–	$–	$8,839,571

Assets held for sale (note 5)	–	–	41,182

Derivatives (note 8)	–	151,855	–

Loan receivable (note 7)	–	69,186	–

Liabilities measured or disclosed at fair value

Unsecured debentures, net (note 8)	1,672,290	–	–

Unsecured term loans, net (note 8)	–	1,090,451	–

Secured debt (note 9)	–	51,373	–

Foreign exchange collars included in accounts payable and accrued liabilities	–	2,426	–

Derivatives (note 8)	–	13,467	–

Net (liabilities) assets measured or disclosed at fair value	$(1,672,290)	$(936,676)	$8,880,753

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the three and nine month periods ended September 30, 2023 and the year ended December 31, 2022, there were no transfers between the levels.

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(c) Risk Management

Foreign exchange risk

As at September 30, 2023, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At September 30, 2023, the Trust’s foreign currency denominated net assets are $6.4 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $44.1 million and $19.6 million, respectively, to comprehensive income.

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18. COMBINED FINANCIAL INFORMATION

The condensed combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the condensed combined financial statements:

Balance Sheet	As at September 30, 2023

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

ASSETS

Non-current assets:

Investment properties	$8,898,540	–	–	$8,898,540

Investment in Granite LP(1)	–	41	(41)	–

Other non-current assets	135,020	–	–	135,020

	9,033,560	41	(41)	9,033,560

Current assets:

Other current assets	23,961	–	–	23,961

Intercompany receivable(2)	–	17,076	(17,076)	–

Cash and cash equivalents	158,146	161	–	158,307

Total assets	$9,215,667	17,278	(17,117)	$9,215,828
LIABILITIES AND EQUITY

Non-current liabilities:

Unsecured debt, net	$2,685,384	–	–	$2,685,384

Other non-current liabilities	578,830	–	–	578,830

	3,264,214	–	–	3,264,214

Current liabilities:

Unsecured debt, net	399,946	–	–	399,946

Intercompany payable(2)	17,076	–	(17,076)	–

Other current liabilities	132,704	17,237	–	149,941

Total liabilities	3,813,940	17,237	(17,076)	3,814,101
Equity:

Stapled unitholders’ equity	5,395,490	41	–	5,395,531

Non-controlling interests	6,237	–	(41)	6,196

Total liabilities and equity	$9,215,667	17,278	(17,117)	$9,215,828
(1)	Granite REIT Holdings Limited Partnership (“Granite LP”) is 100% owned by Granite REIT and Granite GP.

(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Balance Sheet	As at December 31, 2022

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

ASSETS

Non-current assets:

Investment properties	$8,839,571	–	–	$8,839,571

Investment in Granite LP(1)	–	40	(40)	–

Other non-current assets	167,189	–	–	167,189

	9,006,760	40	(40)	9,006,760

Current assets:

Assets held for sale	41,182	–	–	41,182

Other current assets	97,310	21	–	97,331

Intercompany receivable(2)	–	15,594	(15,594)	–

Cash and cash equivalents	135,020	61	–	135,081

Total assets	$9,280,272	15,716	(15,634)	$9,280,354

LIABILITIES AND EQUITY

Non-current liabilities:

Unsecured debt, net	$2,583,930	–	–	$2,583,930

Other non-current liabilities	596,759	–	–	596,759

	3,180,689	–	–	3,180,689

Current liabilities:

Unsecured debt, net	399,707	–	–	399,707

Intercompany payable(2)	15,594	–	(15,594)	–

Other current liabilities	203,935	15,676	–	219,611

Total liabilities	3,799,925	15,676	(15,594)	3,800,007

Equity:

Stapled unitholders’ equity	5,475,335	40	–	5,475,375

Non-controlling interests	5,012	–	(40)	4,972

Total liabilities and equity	$9,280,272	15,716	(15,634)	$9,280,354
(1)	Granite LP is 100% owned by Granite REIT and Granite GP.

(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Income Statement	Three Months Ended September 30, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$131,462	–	–	$131,462

General and administrative expenses	8,402	–	–	8,402

Interest expense and other financing costs	18,831	–	–	18,831

Other costs and expenses, net	21,532	–	–	21,532

Share of income of Granite LP	–	–	–	–

Fair value losses on investment properties, net	53,200	–	–	53,200

Fair value losses on financial instruments, net	2,520	–	–	2,520

Loss on sale of investment properties	891	–	–	891

Income before income taxes	26,086	–	–	26,086

Income tax recovery	(8,071)	–	–	(8,071)

Net income	34,157	–	–	34,157

Less net income attributable to non-controlling interests	1,031	–	–	1,031

Net income attributable to stapled unitholders	$33,126	–	–	$33,126

Income Statement	Three Months Ended September 30, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$111,605	–	–	$111,605

General and administrative expenses	6,461	–	–	6,461

Interest expense and other financing costs	12,688	–	–	12,688

Other costs and expenses, net	17,329	–	–	17,329

Share of loss (income) of Granite LP	–	1	(1)	–

Fair value losses on investment properties, net	229,151	–	–	229,151

Fair value gains on financial instruments, net	(1,367)	–	–	(1,367)

Loss before income taxes	(152,657)	(1)	1	(152,657)

Income tax recovery	(59,409)	–	–	(59,409)

Net loss	(93,248)	(1)	1	(93,248)

Less net income attributable to non-controlling interests	12	–	1	13

Net loss attributable to stapled unitholders	$(93,260)	(1)	–	$(93,261)

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Income Statement	Nine Months Ended September 30, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$391,403	–	–	$391,403

General and administrative expenses	31,976	–	–	31,976

Interest expense and other financing costs	55,827	–	–	55,827

Other costs and expenses, net	64,507	–	–	64,507

Share of (income) loss of Granite LP	–	(1)	1	–

Fair value losses on investment properties, net	139,747	–	–	139,747

Fair value losses on financial instruments, net	1,869	–	–	1,869

Loss on sale of investment properties	1,496	–	–	1,496

Income before income taxes	95,981	1	(1)	95,981

Income tax recovery	(10,513)	–	–	(10,513)

Net income	106,494	1	(1)	106,494

Less net income attributable to non-controlling interests	1,151	–	(1)	1,150

Net income attributable to stapled unitholders	$105,343	1	–	$105,344

Income Statement	Nine Months Ended September 30, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$329,965	–	–	$329,965

General and administrative expenses	20,921	–	–	20,921

Interest expense and other financing costs	34,279	–	–	34,279

Other costs and expenses, net	52,248	–	–	52,248

Share of (income) loss of Granite LP	–	(3)	3	–

Fair value gains on investment properties, net	(10,193)	–	–	(10,193)

Fair value gains on financial instruments, net	(9,301)	–	–	(9,301)

Loss on sale of investment properties	676	–	–	676

Income before income taxes	241,335	3	(3)	241,335

Income tax recovery	(40,812)	–	–	(40,812)

Net income	282,147	3	(3)	282,147

Less net income attributable to non-controlling interests	40	–	(3)	37

Net income attributable to stapled unitholders	$282,107	3	–	$282,110

Granite REIT 2023 Third Quarter Report    103

Statement of Cash Flows	Three Months Ended September 30, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES

Net income	$34,157	–	–	$34,157

Items not involving operating cash flows	44,654	–	–	44,654

Changes in working capital balances	(430)	76	–	(354)

Other operating activities	6,820	–	–	6,820

Cash provided by operating activities	85,201	76	–	85,277

INVESTING ACTIVITIES

Acquisitions, deposits and transactions costs, net	(137)	–	–	(137)

Proceeds from disposal, net	19,684	–	–	19,684

Additions to income-producing properties	(10,922)	–	–	(10,922)

Additions to properties under development	(14,794)	–	–	(14,794)

Construction funds in escrow	(82)	–	–	(82)

Other investing activities	(1,081)	–	–	(1,081)

Cash used in investing activities	(7,332)	–	–	(7,332)

FINANCING ACTIVITIES

Distributions paid	(51,002)	–	–	(51,002)

Other financing activities	10,697	–	–	10,697

Cash used in financing activities	(40,305)	–	–	(40,305)

Effect of exchange rate changes	1,503	–	–	1,503

Net increase in cash and cash equivalents during the period	$39,067	76	–	$39,143

104    Granite REIT 2023 Third Quarter Report

Statement of Cash Flows	Three Months Ended September 30, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES

Net loss	$(93,248)	(1)	1	$(93,248)

Items not involving operating cash flows	165,349	1	(1)	165,349

Changes in working capital balances	9,750	34	–	9,784

Other operating activities	(3,611)	–	–	(3,611)

Cash provided by operating activities	78,240	34	–	78,274

INVESTING ACTIVITIES

Acquisitions, deposits and transactions costs, net	(100,824)	–	–	(100,824)

Additions to income-producing properties	(23,509)	–	–	(23,509)

Additions to properties under development	(44,256)	–	–	(44,256)

Construction funds in escrow	(896)	–	–	(896)

Other investing activities	(10,323)	–	–	(10,323)

Cash used in investing activities	(179,808)	–	–	(179,808)

FINANCING ACTIVITIES

Distributions paid	(50,686)	–	–	(50,686)

Other financing activities	258,733	–	–	258,733

Cash provided by financing activities	208,047	–	–	208,047

Effect of exchange rate changes	10,188	–	–	10,188

Net increase in cash and cash equivalents during the period	$116,667	34	–	$116,701

Granite REIT 2023 Third Quarter Report    105

Statement of Cash Flows	Nine Months Ended September 30, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES

Net income	$106,494	1	(1)	$106,494

Items not involving operating cash flows	126,763	(1)	1	126,763

Changes in working capital balances	(2,619)	100	–	(2,519)

Other operating activities	6,400	–	–	6,400

Cash provided by operating activities	237,038	100	–	237,138

INVESTING ACTIVITIES

Acquisitions, deposits and transactions costs, net	(103,388)	–	–	(103,388)

Proceeds from disposals, net	43,782	–	–	43,782

Additions to income-producing properties	(60,586)	–	–	(60,586)

Additions to properties under development	(57,919)	–	–	(57,919)

Construction funds released from escrow	4,805	–	–	4,805

Other investing activities	63,362	–	–	63,362

Cash used in investing activities	(109,944)	–	–	(109,944)

FINANCING ACTIVITIES

Distributions paid	(152,983)	–	–	(152,983)

Other financing activities	49,012	–	–	49,012

Cash used in financing activities	(103,971)	–	–	(103,971)

Effect of exchange rate changes	3	–	–	3

Net increase in cash and cash equivalents during the period	$23,126	100	–	$23,226

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Statement of Cash Flows	Nine Months Ended September 30, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES

Net income	$282,147	3	(3)	$282,147

Items not involving operating cash flows	(67,885)	(3)	3	(67,885)

Changes in working capital balances	3,835	(167)	–	3,668

Other operating activities	(5,963)	–	–	(5,963)

Cash provided by (used in) operating activities	212,134	(167)	–	211,967

INVESTING ACTIVITIES

Acquisitions, deposits and transactions costs, net	(493,366)	–	–	(493,366)

Proceeds from disposals, net	63,933	–	–	63,933

Additions to income-producing properties	(34,430)	–	–	(34,430)

Additions to properties under development	(164,992)	–	–	(164,992)

Construction funds in escrow	(3,981)	–	–	(3,981)

Other investing activities	(42,840)	–	–	(42,840)

Cash used in investing activities	(675,676)	–	–	(675,676)

FINANCING ACTIVITIES

Distributions paid	(152,598)	–	–	(152,598)

Other financing activities	480,398	–	–	480,398

Cash provided by financing activities	327,800	–	–	327,800

Effect of exchange rate changes	7,697	–	–	7,697

Net decrease in cash and cash equivalents during the period	$(128,045)	(167)	–	$(128,212)

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19. COMMITMENTS AND CONTINGENCIES

(a) The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite’s insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the condensed combined financial statements. However, actual outcomes may differ from management’s expectations.

(b) As at September 30, 2023, the Trust’s contractual commitments totaled $64.9 million which are primarily comprised of costs to complete its ongoing construction and development projects and related tenant improvements.

(c) In connection with the acquisitions of investment properties located in Palmetto, Georgia on November 12, 2020 and in Locust Grove, Georgia on March 12, 2021, $131.4 million (US$97.1 million) of bonds were assumed. The authorized amount of the bonds is $140.8 million (US$104.0 million), of which $131.4 million (US$97.1 million) was outstanding as at September 30, 2023. The bonds provide for a real estate tax abatement for the acquired investment properties. Through a series of transactions, the Trust is both the bondholder and the obligor of the bonds. Therefore, in accordance with IAS 32, the bonds are not recorded in the condensed combined balance sheet.

The Trust is involved, in the normal course of business, in discussions, and has various letters of intent or conditional agreements, with respect to possible acquisitions of new properties and dispositions of existing properties in its portfolio. None of these commitments or contingencies, individually or in aggregate, would have a material impact on the condensed combined financial statements.

20. SUBSEQUENT EVENTS

(a) On October 12, 2023, Granite completed an offering of $400.0 million aggregate principal amount of 6.074% Series 7 senior unsecured debentures due April 12, 2029 (the “2029 Debentures”). The net proceeds received by Granite after deducting the financing costs totaling $2.4 million were $397.6 million.

On October 12, 2023 Granite also entered into a cross currency interest rate swap to exchange the Canadian dollar denominated principal and interest payments of the 2029 Debentures for Euro denominated payments, resulting in an effective fixed interest rate of 4.9285% for the five and a half year term of the 2029 Debentures.

(b) Subsequent to September 30, 2023, the Trust declared monthly distributions for October 2023 of $17.0 million (note 12).

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(c) On November 8, 2023, Granite increased its targeted annualized distribution by 3.125% to $3.30 ($0.2750 per month) per stapled unit from $3.20 ($0.2667 per month) per stapled unit to be effective upon the declaration of the distribution in respect of the month of December 2023 and payable in mid-January 2024.

Granite REIT 2023 Third Quarter Report    109

REIT

Information

Board of Trustees	Officers	Office Location

Kelly Marshall

Chairman

Peter Aghar

Trustee

Remco Daal

Trustee

Kevan Gorrie

Trustee

Fern Grodner

Trustee

Al Mawani

Trustee

Gerald Miller

Trustee

Sheila Murray

Trustee

Emily Pang

Trustee

Jennifer Warren

Trustee

  Kevan Gorrie

  President and Chief Executive Officer

  Teresa Neto

  Chief Financial Officer

  Lorne Kumer

  Executive Vice President,

  Head of Global Real Estate

  Michael Ramparas

  Executive Vice President,

  Global Real Estate and

  Head of Investments

  Lawrence Clarfield

  Executive Vice President,

  General Counsel and

  Corporate Secretary

  77 King Street West

  Suite 4010, P.O. Box 159

  Toronto-Dominion Centre

  Toronto, ON M5K 1H1

  Phone: (647) 925-7500

  Fax: (416) 861-1240

  Investor Relations Queries

  Kevan Gorrie

  President and Chief Executive Officer

  (647) 925-7500

  Teresa Neto

  Chief Financial Officer

  (647) 925-7560

Transfer Agents and Registrars

	Canada Computershare Investor Services Inc. 100 University Avenue, 8th Floor, North Tower Toronto, Ontario, Canada M5J 2Y1 Phone: 1 (800) 564-6253 www.computershare.com	United States Computershare Trust Company N.A. 462 S. 4th Street Louisville, Kentucky, USA 40202
Exchange Listings
Stapled Units	– Toronto Stock Exchange (GRT.UN) and New York Stock Exchange (GRP.U)

Please refer to our website (www.granitereit.com) for information on Granite’s compliance with the corporate governance standards of the New York Stock Exchange and applicable Canadian standards and guidelines.

Publicly Available Documents

Copies of the financial statements for the year ended December 31, 2022 are available through the Internet on the Electronic Data Gathering Analysis and Retrieval System (EDGAR), which can be accessed at www.sec.gov, and on the System for Electronic Data Analysis and Retrieval Plus (SEDAR+), which can be accessed at www.sedarplus.ca. Other required securities filings can also be found on EDGAR and SEDAR+.

110    Granite REIT 2023 Third Quarter Report

Granite REIT 77 King Street West Suite 4010, P.O. Box 159 Toronto-Dominion Centre Toronto, ON M5K 1H1 Phone: (647) 925-7500 Fax: (416) 861-1240 www.granitereit.com